Exhibit 21
     The following is a list of subsidiaries of Eagle Materials Inc., wholly-owned unless otherwise stated. This list of subsidiaries includes all of the significant subsidiaries of Eagle Materials Inc. as of May 25, 2006.

Jurisdiction of
Entity Name		Organization
AG SOUTH CAROLINA LLC		Delaware

AMERICAN GYPSUM COMPANY		Delaware

AMERICAN GYPSUM MARKETING COMPANY d/b/a American Gypsum Marketing Company, Inc.		Delaware

CCP CEMENT COMPANY		Nevada

CCP CONCRETE/AGGREGATES LLC		Delaware

CCP GYPSUM COMPANY		Nevada

CENTEX MATERIALS LLC		Delaware

ILLINOIS CEMENT COMPANY LLC		Delaware

MATHEWS READYMIX LLC		California

MOUNTAIN CEMENT COMPANY		Nevada

NEVADA CEMENT COMPANY		Nevada

REPUBLIC PAPERBOARD COMPANY LLC		Delaware

TEXAS CEMENT COMPANY		Nevada

TEXAS LEHIGH CEMENT COMPANY LP d/b/a Texas Lehigh Cement	50%	Texas

TLCC GP LLC		Delaware

TLCC LP LLC		Delaware

WESTERN AGGREGATES LLC		Nevada